EXHIBIT 99.1

FOR IMMEDIATE RELEASE

USF CORPORATION REPORTS THIRD QUARTER RESULTS
Re-enters Northeast through USF Holland

(Chicago – October 22, 2004) USF Corporation (NASDAQ:USFC) today announced results for the third quarter ended October 2, 2004.

The company reported income from continuing operations of $12.1 million, or $.43 per diluted share, for the third quarter ended October 2, 2004. This compares to income from continuing operations of $13.1 million, or $.48 diluted earnings per share, for the prior year period.

On May 23rd, 2004, the company announced the closure of its USF Red Star operations which served the Northeast portion of the United States. USF Red Star incurred shutdown costs and operating losses during the current third quarter of $7.8 million, or ($.18) per diluted share.

For the nine months ended October 2, 2004, reported net income was $17.2 million, or $.62 earnings per diluted share, versus $23.8 million, or $.87 earnings per diluted share, in 2003.

Revenue for the third quarter of 2004 was $582 million, compared to $585 million in the prior year period. Red Star revenue for the third quarter of 2003 was $58 million. There were 63 working days in the third quarter of 2004 compared to 64 working days in the third quarter of 2003. Revenue for the nine months was $1,811 million compared to $1,745 million in 2003. Red Star revenue for the nine months ended October 4, 2004 was $87 million as compared to $176 million for 2003.

Condensed Consolidated Statements of Operations are reflected in Table I. Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows are reflected in Table II. Statements of Significant Items are reflected in Table III. Quarterly Operating Statistics are reflected in Table IV.

Richard P. DiStasio, President and Chief Executive Officer of USF Corporation, commented, “During the third quarter, USF participated in a continued strong freight environment. The Northeast market was re-established as part of USF’s national LTL service area. USF Holland expanded their brand into the Northeast providing our customers with high-quality service. During the quarter, we continued to focus on improving operating efficiencies throughout the organization. We remain committed to the roadmap that we established when we publicly communicated our strategic plan. We are still within the first year of a five year plan and we are laying the groundwork which will help us achieve our stated goals.” said DiStasio.

Less-Than-Truckload (LTL)

The comparison of third quarter 2004 versus third quarter 2003 operating statistics is negatively impacted by the closure of Red Star.

Third quarter revenue for the LTL segment was $484 million, versus $486 million for the same period last year. Operating income for the third quarter for the LTL segment was $30.3 million, the same as the prior year. Included in operating income were Red Star operating losses of $7.8 million and $1.0 million in the 2004 and 2003 third quarters respectively.

LTL shipments decreased 7.4% over the third quarter of 2003 and LTL tonnage decreased 2.2% during the same period. LTL revenue per shipment increased 5.6% from $129.26 to $136.54, including fuel surcharges. On a year over year basis, LTL revenue per hundredweight remained at $11.42.

Average weight per LTL shipment increased 5.6% to 1,196 pounds in the third quarter of 2004 versus 1,132 pounds in the third quarter of 2003. Average length of haul for the LTL segment was 513 miles in the third quarter of 2004 versus 492 miles in the third quarter of 2003. The increase in length of haul was due to growth in our PremierPlus® business.

Truckload (TL)

USF Glen Moore recorded revenue for the quarter of $33.6 million compared to $33.7 million in the third quarter of 2003. Operating profit for the third quarter of 2004 was $0.8 million versus $1.8 million in the year ago quarter. Although USF Glen Moore’s performance for the quarter was negatively impacted by higher fuel costs, revenue per loaded mile (excluding fuel surcharge) increased by 7.7 % from the prior year’s third quarter, and open truck percentage decreased to 6.8% in September from 12.9% in June of this year.

Logistics

USF Logistics revenue during the quarter was flat at $67.0 million versus $67.7 million for the prior year’s quarter. USF Logistics recorded operating profit of $2.3 million for the third quarter of 2004, versus $2.9 million for the third quarter of 2003. Management’s recent focus on developing a solutions-based business development effort is beginning to pay dividends with several new contracts being awarded during the third quarter. As we look ahead to 2005, USF Logistics is establishing a strong pipeline of demand for their services and solutions.

EPS Guidance
The Company believes that due to the success of its business process initiatives and based on its continued strong performance in 2004, the Company’s EPS guidance for the full year, excluding the effects of Red Star, both current and on-going and the information technology write-down, remains at $1.95 to $2.15.

CONFERENCE CALL

A conference call will be held at 7:30 am CDT, 8:30 am EDT, on Friday, October 22nd, 2004, to discuss the results. Those wishing to participate should dial 1-888-245-7013. Callers should dial in 5 to 10 minutes prior to the start of the call. A telephone replay will also be available. To use the dial-in access, call 1-877-519-4471, PIN number 5249568 after 10:30 am CDT. The telephone replay will be available for seven days. After that time a transcript of the call will be available at http://ir.usfc.com.

A live broadcast of the conference call will be available through the Company’s Web site at www.usfc.com and also www.streetevents.com. To listen to the call, please go to one of the Web sites at least fifteen minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at both Web sites. The conference call is the sole property of USF and any rebroadcast or transcription of the event without prior written consent of the Company is prohibited. The Company assumes no responsibility to update any information posted on its Web site.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the SEC including Forms 8-K, 10-Q and 10-K.

# # #

Corporate Contact:
USF Corporation
James J. Hyland 773.824.2213

Table I

USF Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in Thousands, Except Per-Share Amounts)

	Quarter Ended		Nine Months Ended
	October 2,	October 4,	October 2,	October 4,
	2004	2003	2004	2003
Revenue:
LTL Trucking	$484,170	$486,449	$1,522,058	$1,447,784
TL Trucking	33,637	33,669	100,390	96,663
Logistics	67,017	67,734	197,989	209,147
Intercompany eliminations	(2,745)	(3,147)	(9,731)	(8,102)

Total revenue from operations	582,079	584,705	1,810,706	1,745,492

Income:
LTL Trucking	30,338	30,313	70,131	72,425
TL Trucking	826	1,776	2,245	3,261
Logistics	2,307	2,927	5,764	5,265
Corporate and other	(7,733)	(6,630)	(33,096)	(20,548)

Total income from operations	25,738	28,386	45,044	60,403

Non-operating income/(expenses)
Interest expense	(5,241)	(5,175)	(15,667)	(15,658)
Interest income	959	221	2,170	639
Other, net	(412)	(506)	(1,365)	(932)

Net non-operating (expenses)	(4,694)	(5,460)	(14,862)	(15,951)

Income/(loss) from continuing operations before income taxes and cumulative effect of accounting change	21,044	22,926	30,182	44,452
Income tax (expense)	(8,976)	(9,835)	(13,015)	(19,007)

Income from continuing operations before cumulative effect of accounting change	12,068	13,091	17,167	25,445
(Loss) from discontinued operations, net of tax benefits of $96 and $130, respectively	—	(130)	—	(175)

Income before cumulative effect of accounting change	12,068	12,961	17,167	25,270
Cumulative effect of change in accounting for revenue recognition, net of tax benefit of $1,064	—	—	—	(1,467)

Net income	$12,068	$12,961	$17,167	$23,803

Income per share from continuing operations — Basic	$0.43	$0.48	$0.62	$0.94
— Diluted	0.43	0.48	0.62	0.93
(Loss) per share from discontinued operations
— Basic	$—	$(0.01)	$—	$(0.01)
— Diluted	—	(0.01)	—	(0.01)
(Loss) per share — cumulative effect of accounting change
— Basic	$—	$—	$—	$(0.05)
— Diluted	—	—	—	(0.05)

Net income per share — Basic	$0.43	$0.47	$0.62	$0.88
Net income per share — Diluted	0.43	0.47	0.62	0.87

Average shares outstanding — Basic	27,862,646	27,300,493	27,721,038	27,135,187
Average shares outstanding — Diluted	28,059,373	27,444,809	27,904,170	27,260,348

Table II

USF Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in Thousands)

	As of
	October 2,	December 31,
	2004	2003
Assets
Current assets:
Cash	$134,321	$121,659
Accounts receivable, net	307,394	271,849
Other current assets	64,624	65,731

Total current assets	506,339	459,239

Property and equipment, net	772,172	753,902
Intangibles and other long term assets	145,471	144,947

Total Assets	1,423,982	1,358,088

Liabilities and Stockholders’ Equity
Current liabilities	286,447	252,467
Long-term debt	250,039	250,087
Insurance and other long-term liabilities	198,833	190,745

Stockholders’ Equity	688,663	664,789

Total Liabilities and Stockholders’ Equity	$1,423,982	$1,358,088

USF Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in Thousands)

	Nine Months Ended
	October 2,	October 4,
	2004	2003
Cash flows from operating activities:
Net income	$17,167	$25,445
Net loss from discontinued operations	—	175

Income from continuing operations after cumulative effect of accounting change	17,167	25,620

Cumulative effect of accounting change, net of tax	—	1,467
Depreciation of property and equipment	77,913	76,658
Other, net	13,296	24,465

Net cash provided by operating activities	108,376	128,210

Cash flows from investing activities:
Acquisitions	—	(4,883)
Mexico loan	(2,943)	—
Capital expenditures	(112,707)	(98,929)
Proceeds from sale of property and equipment	13,458	8,925

Net cash (used in) investing activities	(102,192)	(94,887)

Net cash provided by (used in) financing activities	6,478	(4,096)

Net increase in cash	12,662	29,227

Cash at beginning of period	121,659	54,158

Cash at end of period	$134,321	$83,385

Table III

In order to provide a better understanding of our financial performance, the following table presents the significant items that impacted our consolidated financial results for the periods shown:

USF Corporation
Statement of Significant Items
Unaudited (Dollars in Thousands, Except Diluted Per-Share Amounts)

	Quarter Ended October 2, 2004			Quarter Ended October 4, 2003
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Significant items:
Red Star operating losses and shutdown costs	7,789	4,969	0.18	1,017	581	0.02
Write-off/amortization expense of Red Star intangible assets	—	—	—	647	369	0.01
Information technology write-down	—	—	—	—	—	—
Retirement costs for former CEO	—	—	—	—	—	—
Receivables write-off related to Logistics’ customer	—	—	—	—	—	—

	Nine Months Ended October 2, 2004			Nine Months Ended October 4, 2003
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Significant items:
Red Star operating losses and shutdown costs	31,382	20,022	0.71	8,390	4,803	0.18
Write-off/amortization expense of Red Star intangible assets	1,903	1,214	0.04	1,481	848	0.03
Information technology write-down	5,980	3,815	0.14	—	—	—
Retirement costs for former CEO	—	—	—	2,100	1,202	0.04
Receivables write-off related to Logistics’ customer	—	—	—	2,000	1,145	0.04

Table IV

USF CORPORATION
Quarterly Operating Statistics

LTL Segment	2003				2004			% Chg
Reported Revenue and Fuel Surcharge	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Y vs Y
Work Days	67.0	62.5	64.0	59.0	66.0	63.5	63.0
Reported Revenue (000)	$488,863	$472,517	$486,449	$450,884	$519,697	$518,191	$484,170	-0.5%
Fuel Surcharge (000)	20,621	15,219	15,576	14,529	21,008	27,202	29,954	92.3%
Revenue Excluding Fuel Surcharge (000)	468,242	457,298	470,873	436,355	498,689	490,989	454,216	-3.5%

Reported Revenue per Day (000)	7,296	7,560	7,601	7,642	7,874	8,160	7,685	1.1%
Fuel Surcharge per Day (000)	308	244	243	246	318	428	475	95.4%
Revenue Excluding Fuel Surcharge per Day (000)	6,989	7,317	7,357	7,396	7,556	7,732	7,210	-2.0%

LTL Segment	2003				2004			% Chg
Operating Statistics *	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Y vs Y
Work Days	67.0	62.5	64.0	59.0	66.0	63.5	63.0
LTL Shipments
Billed Revenue (000)	$466,633	$448,128	$461,740	$424,881	$489,855	$482,631	$451,807	-2.2%
Lbs (000)	4,140,046	3,966,767	4,044,449	3,767,800	4,388,674	4,293,153	3,956,717	-2.2%
Shipments	3,650,164	3,510,351	3,572,244	3,286,999	3,753,724	3,640,456	3,308,854	-7.4%

Billed Revenue per Day (000)	$6,965	$7,170	$7,215	$7,201	$7,422	$7,600	$7,172	-0.6%
Lbs per Day (000)	61,792	63,468	63,195	63,861	66,495	67,609	62,805	-0.6%
Shipments per Day	54,480	56,166	55,816	55,712	56,875	57,330	52,521	-5.9%

Billed Revenue per Shipment	$127.84	$127.66	$129.26	$129.26	$130.50	$132.57	$136.54	5.6%
Lbs. Per Shipment	1,134	1,130	1,132	1,146	1,169	1,179	1,196	5.6%
Billed Revenue per CWT	$11.27	$11.30	$11.42	$11.28	$11.16	$11.24	$11.42	0.0%
Average Length of Haul	488	492	492	494	497	508	513	4.3%

TL Shipments
Billed Revenue (000)	$35,531	$34,488	$35,501	$34,843	$41,247	$43,200	$42,351	19.3%
Lbs (000)	836,475	803,289	820,651	806,696	960,887	993,421	955,178	16.4%
Shipments	56,293	53,511	54,589	53,240	64,262	66,145	63,385	16.1%

Billed Revenue per Day (000)	$530	$552	$555	$591	$625	$680	$672	21.2%
Lbs per Day (000)	12,485	12,853	12,823	13,673	14,559	15,644	15,162	18.2%
Shipments per Day	840	856	853	902	974	1,042	1,006	18.0%

Billed Revenue per Shipment	$631.18	$644.50	$650.33	$654.45	$641.86	$653.11	$668.15	2.7%
Lbs. Per Shipment	14,859	15,012	15,033	15,152	14,953	15,019	15,069	0.2%
Billed Revenue per CWT	$4.25	$4.29	$4.33	$4.32	$4.29	$4.35	$4.43	2.5%
Average Length of Haul	413	428	430	433	440	446	449	4.4%

LTL Segment — Total
Billed Revenue (000)	$502,164	$482,616	$497,241	$459,724	$531,102	$525,831	$494,158	-0.6%
Lbs (000)	4,976,521	4,770,056	4,865,100	4,574,496	5,349,561	5,286,574	4,911,895	1.0%
Shipments	3,706,457	3,563,862	3,626,833	3,340,239	3,817,986	3,706,601	3,372,239	-7.0%

Billed Revenue per Day (000)	$7,495	$7,722	$7,769	$7,792	$8,047	$8,281	$7,844	1.0%
Lbs per Day (000)	74,276	76,321	76,017	77,534	81,054	83,253	77,967	2.6%
Shipments per Day	55,320	57,022	56,669	56,614	57,848	58,372	53,528	-5.5%

Billed Revenue per Shipment	$135.48	$135.42	$137.10	$137.63	$139.11	$141.86	$146.54	6.9%
Lbs. Per Shipment	1,343	1,338	1,341	1,370	1,401	1,426	1,457	8.6%
Billed Revenue per CWT	$10.09	$10.12	$10.22	$10.05	$9.93	$9.95	$10.06	-1.6%
Average Length of Haul	487	491	491	493	493	507	507	3.3%

* These statistics are presented on an as-billed basis and not as presented in the financial statements. Differences between the operating statistics data and reported revenue in the financial statements result from, among other items, revenue recognition between accounting periods, adjustments for volume discounts that are not attributable to specific invoices and other adjustments to invoices that occur during later periods.